EXHIBIT D(2)(v)

FOURTH AMENDMENT

TO SUB-ADVISORY AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

This Fourth Amendment, effective as of April 4, 2008, amends the Sub-Advisory Agreement (the “Agreement”) dated the 1st day of March 2002, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Investment Management Co. (formerly Aeltus Investment Management, Inc.), a Connecticut corporation (the “Sub-Adviser”).

WITNESSETH

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of April 4, 2008.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A is hereby deleted and replaced with the Schedule A attached hereto. “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the 1940 Act. “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act. “ADNA” shall mean the average daily net assets of the Fund.

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING INVESTMENT MANAGEMENT CO.

By:	/s/ Michael Gioffre
Michael Gioffre
Senior Vice President